July 29, 2025

OneFund Trust

200 2nd Ave. South #737

St. Petersburg, FL 33701

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the OneFund S&P 500®, a series portfolio of the OneFund Trust (the “Trust”) that is included in Post-Effective Amendment No. 71 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-129930), and Amendment No. 75 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21836), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (513) 991-8472 or bo@fintechlegal.io.

Very truly yours,

/s/ Bo J. Howell

On behalf of FinTech Law